UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2025

SKYX PLATFORMS CORP.

(Exact name of Registrant as Specified in its Charter)

Florida	001-41276	46-3645414
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2855 W. McNab Road

Pompano Beach, Florida 33069

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (855) 759-7584

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, no par value per share	SKYX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 17, 2025 (the “Closing Date”), the Company restructured and extended the maturity date of four outstanding convertible promissory notes with an aggregate principal balance of $7.6 million by 5 years to October 17, 2030, and secured $2 million in additional capital from one of its lead existing investors, pursuant to a Securities Purchase Agreement (“SPA”). As a result, the Company will have a total of $9.6 million in 5-year subordinated secured convertible promissory notes by issuing a new note in the total principal amount of $8.9 million and amending two of the outstanding notes with the principal amount of $700,000 for a 5-year term (collectively, the “$9.6 Million Notes”). The $2 million of incremental proceeds will be used for general working capital purposes.

The principal amount of the $9.6 Million Notes is convertible, at the option of the holder at any time after the Closing Date, in whole or in part, into shares of the Company’s common stock at a conversion price of $1.20 per share. The $9.6 Million Notes bear 7% interest payable quarterly in arrears in cash and 3% interest payable quarterly in arrears in cash or shares of Company’s common stock at the conversion price upon repayment or conversion of the $9.6 Million Notes, with total interest accruing at a rate of 10% per annum.

The SPA contains customary representations and warranties and provides the investor with certain registration rights.

The $9.6 Million Notes also include customary beneficial ownership limitations, restricting conversions that would result in the holders and its affiliates owning more than 4.99% or 9.99%, at the holder’s election, of the Company’s outstanding common stock.

The foregoing summary of the SPA and $9.6 Million Notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the SPA and $9.6 Million Notes, copies of which are filed as Exhibit 10.1, Exhibit 4.1, and Exhibit 4.2 respectively, to this Current Report on Form 8-K (this “Current Report”) and are incorporated herein by reference.

The representations, warranties and covenants contained in the SPA were made solely for the benefit of the parties to the SPA and may be subject to limitations agreed upon by the contracting parties. Accordingly, the SPA is incorporated herein by reference only to provide investors with information regarding the terms of the SPA, and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the Securities and Exchange Commission (the “SEC”).

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure set forth under Item 1.01 of this Current Report is incorporated by reference in this Item 3.02. The issuance or amendment of the $9.6 Million Notes was deemed to be exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, including Regulation D and Rule 506 promulgated thereunder, as transactions by the Company not involving a public offering.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description
4.1	Form of Subordinated Secured Promissory Note.
4.2	Form of Amendment No. 1 to Subordinated Secured Promissory Note.
10.1*	Securities Purchase Agreement, dated October 17, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain of the details, exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKYX PLATFORMS CORP.

Date: October 17, 2025	By:	/s/ Leonard J. Sokolow
	Name:	Leonard J. Sokolow
	Title:	Chief Executive Officer